Exhibit 99.1

Hyperscale Data Announces Revised Preliminary First Quarter 2026 Revenue of Approximately $44 Million, Up 76% Year-Over-Year; Evaluating Increase to Previously Announced Full-Year Guidance of $180 Million to $200 Million

LAS VEGAS--(PR NEWSWIRE) – April 30, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced revised preliminary, unaudited consolidated revenue for the first quarter ended March 31, 2026.

The Company currently expects to report first quarter 2026 revenue of approximately $44.0 million, representing an increase of approximately 76% compared to revenue of $25.0 million for the first quarter of 2025.

The anticipated increase in revenue was driven by the Company’s Gresham Worldwide, Inc. (“Gresham”) and Ault Lending, LLC (“Ault Lending”) subsidiaries. The current quarter includes approximately $10 million of revenue attributable to Gresham following its emergence from bankruptcy in the fourth quarter of 2025, which was not included in the prior-year comparable period. In addition, during March 2026, the Company received approximately $10 million attributable to Ault Lending’s legacy ownership interests in connection with the previously announced litigation settlement, which is expected to be recognized as revenue during the first quarter.

Revenue from the Company’s other operating businesses remained solid, including approximately $11 million from crane operations, $5 million from crypto asset mining, and $4 million from hotel and real estate operations.

On March 11, 2026, the Company announced full-year 2026 revenue guidance in the range of $180 million to $200 million. Based on its current first quarter performance and operating trajectory, the Company is evaluating whether to reaffirm or increase that previously announced guidance, with any update expected to be provided shortly after the final first quarter ended March 31, 2026 financials are reported.

Milton “Todd” Ault III, Executive Chairman of Hyperscale Data, stated:

“Our preliminary first quarter results reflect the strength of our diversified platform and the successful monetization of legacy assets. The contributions from Gresham, the settlement proceeds received by Ault Lending, and continued performance across our operating subsidiaries provide additional momentum as we move through 2026. At the same time, we are starting to see meaningful traction across our AI data center platform, robotics initiatives, blockchain infrastructure, and financial services operations, which we believe are beginning to work together in a more cohesive and scalable way. As these businesses continue to mature and integrate, we believe they can become important drivers of long-term growth and stockholder value. Based on this start to the year, we believe we are well positioned relative to our previously announced revenue outlook.”

The preliminary financial results presented in this press release are based on the Company's current expectations and may be adjusted as part of the completion of its quarterly financial closing procedures. The Company expects to report its full financial results for the first quarter of 2026 in May 2026. Revenues from Ault Lending's trading activities include net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in periodic earnings relating to such reporting segment.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235